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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

April 23, 1998, Hamilton, ON - Philip Services Corp. (NYSE/TSE/ME: PHV) announced today that, together with its auditors Deloitte & Touche, it has determined that its financial statements for the fiscal year ended December 31, 1997, previously filed in its Annual Report on Form 10-K, did not properly reflect the results of transactions in the Company's copper operations and as a result understated the Company's liabilities by an amount estimated to be approximately US$30 million. The Company has also determined that adjustments to certain balance sheet accounts of approximately US$5 million are also required. These transactions resulted in an overstatement of earnings. The US$30 million liability was discovered when the Company recently paid and satisfied the obligation associated with this transaction. The Company and Deloitte & Touche are continuing their examination of these matters and the Company intends to file an amended Form 10-K upon the satisfactory completion of the review.

Philip Services is an integrated metals and industrial services company with operations throughout the United States, Canada and Europe. Philip provides steel, copper, and aluminium processing and recovery services, together with diversified industrial outsourcing services, to all major industry sectors.




Contact:  Teresa Gregoroff                  Media:  Lynda Kuhn
          VP Investor Relations                     VP Corporate Communications
          (905) 540-6788                            (905) 540-6790
          (905) 540-6789


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